Exhibit 99.1

Ollie’s Bargain Outlet Holdings, Inc. Reports
 Fourth Quarter and Fiscal 2019 Financial Results

~ Based on Market Study, Increases U.S. Store Opportunity to 1,050 Locations ~

HARRISBURG, PA – March 19, 2020 – Ollie’s Bargain Outlet Holdings, Inc. (NASDAQ: OLLI) today reported financial results for the fourth quarter and full-year fiscal 2019.

Fourth Quarter Summary:

•	Total net sales increased 7.2% to $422.4 million.

•	Comparable store sales decreased 4.9% from a 5.4% increase in the prior year.

•	The Company ended the year with a total of 345 stores in 25 states, a 13.9% year-over-year increase in store count.

•	Operating income increased 4.3% to $64.6 million. Adjusted operating income(1) increased 3.6% to $64.1 million.

•	Net income increased 0.8% to $50.3 million and net income per diluted share increased 1.3% to $0.77.

•	Adjusted net income(1) increased 3.6% to $48.7 million and adjusted net income per diluted share(1) increased 4.2% to $0.74.

•	Adjusted EBITDA(1) increased 2.4% to $69.3 million.

John Swygert, President and Chief Executive Officer, stated, “In response to the coronavirus outbreak, our first priority is to ensure the safety of our team members and our customers.  Currently, our stores remain open and our teams are working hard to serve our customers. As consumer buying behavior has shifted towards essential products, we are leveraging the agility of our buying team to hone in on these categories and to offer great deals. With the uncertainty in the environment, we have seen increased sales pressure in recent days, and, as such, we will not be providing fiscal 2020 guidance at this time. We are in a strong financial position, with no debt, and will continue to respond to ongoing changes in the environment by maintaining cost controls and managing our cash.  We remain confident in the long-term fundamentals of our business model and, once we emerge from this crisis, we expect to once again deliver on our long-term growth algorithm.”

Mr. Swygert continued, “The fourth quarter proved to be a more challenging sales period than we had anticipated.  Our significant investment in toys impacted the performance of other important merchandise categories.  Had we been more balanced in our merchandise assortment, and had a longer holiday season, we believe we would have delivered sales more in line with our expectations.  However, we successfully managed our gross margin and controlled our expenses in the period despite the softer than expected sales.”

“New stores are the primary driver of our growth, and I’m pleased to report that we are increasing the number of stores we believe we can support on a national scale to 1,050, as indicated by an updated third-party feasibility study,” added Mr. Swygert.

Fiscal Year Summary:

•	Total net sales increased 13.4% to $1.408 billion.

•	Comparable store sales decreased 2.1% from a 4.2% increase in the prior year.

•	Operating income increased 6.0% to $171.9 million. Adjusted operating income(1) increased 5.4% to $170.8 million.

•	Net income increased 4.5% to $141.1 million and net income per diluted share increased 4.4% to $2.14.

•	Adjusted net income(1) increased 7.1% to $129.1 million and adjusted net income per diluted share(1) increased 7.1% to $1.96.

•	Adjusted EBITDA(1) increased 6.7% to $196.0 million.

(1)
As used throughout this release, adjusted operating income, adjusted net income, adjusted net income per diluted share, EBITDA and adjusted EBITDA are not measures recognized under U.S. generally accepted accounting principles (“GAAP”). Please see the accompanying financial tables which reconcile GAAP to these non-GAAP measures.

Fourth Quarter Results

Net sales totaled $422.4 million in the fourth quarter of fiscal 2019, an increase of 7.2% compared with net sales of $393.9 million in the fourth quarter of fiscal 2018. The increase in net sales was largely driven by strong new store performance from the 42 stores opened in fiscal 2019, including 14 former Toys R Us locations.  Comparable store sales decreased 4.9%, following a 5.4% increase in the same period last year.  The comparable store sales decrease was partially due to the Company’s significant investment in its toy category, which adversely impacted the performance of other merchandise categories. Sales were also impacted by a less favorable holiday shopping calendar, with six fewer shopping days between Thanksgiving and Christmas.

Gross profit increased 5.6% to $165.5 million in the fourth quarter of fiscal 2019 compared with $156.7 million in the fourth quarter of fiscal 2018. Gross margin decreased 60 basis points to 39.2% in the fourth quarter of fiscal 2019 from 39.8% in the fourth quarter of fiscal 2018. The decrease in gross margin is due to higher supply chain costs as a percentage of net sales, partially offset by an increased merchandise margin.

Selling, general and administrative expenses increased to $94.9 million in the fourth quarter of fiscal 2019 compared with $89.0 million in the fourth quarter of fiscal 2018.  The increase was primarily driven by higher selling expenses associated with 42 new stores, partially offset by lower incentive compensation and reduced stock compensation expense.  Included in selling, general and administrative expenses in the fourth quarter of fiscal 2019 is $0.5 million of income related to a gain from an insurance settlement.  Excluding this gain, selling, general and administrative expenses increased to $95.4 million in the fourth quarter of fiscal 2019 and, as a percentage of net sales, were consistent with the fourth quarter of fiscal 2018 at 22.6%.

Pre-opening expenses decreased to $2.2 million in the fourth quarter of fiscal 2019 compared with $2.7 million in the fourth quarter of fiscal 2018 due to the comparative timing and number of new store openings.  As a percentage of net sales, pre-opening expenses decreased 20 basis points to 0.5% in the fourth quarter of fiscal 2019 from 0.7% in the fourth quarter of fiscal 2018.

Operating income increased 4.3% to $64.6 million in the fourth quarter of fiscal 2019 from $61.9 million in the fourth quarter of fiscal 2018.  Excluding the gain from the insurance settlement, adjusted operating income(1) increased 3.6% to $64.1 million in the fourth quarter of fiscal 2019.  As a percentage of net sales, adjusted operating income(1)  decreased 50 basis points to 15.2% in the fourth quarter of fiscal 2019 from 15.7% in the fourth quarter of fiscal 2018 primarily due to the decrease in gross margin and deleveraging of depreciation and amortization expenses, partially offset by the reduction of pre-opening expenses as a percentage of net sales.

Net income increased to $50.3 million, or $0.77 per diluted share, in the fourth quarter of fiscal 2019 compared with net income of $49.9 million, or $0.76 per diluted share, in the fourth quarter of fiscal 2018.  Diluted earnings per share in the fourth quarter of fiscal 2019 and fiscal 2018 included a benefit of $0.02 and $0.04, respectively, due to excess tax benefits related to stock-based compensation.  Adjusted net income(1), which excludes these benefits, the after-tax gain from the insurance settlement in the fourth quarter of fiscal 2019 and the after-tax loss on extinguishment of debt in the fourth quarter of fiscal 2018, increased 3.6% to $48.7 million, or $0.74 per diluted share, in the fourth quarter of fiscal 2019 from $47.0 million, or $0.71 per diluted share, in the fourth quarter of fiscal 2018.

Adjusted EBITDA(1) increased 2.4% to $69.3 million in the fourth quarter of fiscal 2019 from $67.7 million in the fourth quarter of fiscal 2018. Adjusted EBITDA excludes the gain from the insurance settlement, non-cash stock-based compensation expense and non-cash purchase accounting items.

Fiscal 2019 Results

Net sales totaled $1.408 billion in fiscal 2019, an increase of 13.4% compared with net sales of $1.241 billion in fiscal 2018. The increase in net sales was driven by a 13.9% year-over-year increase in store count.  Comparable store sales decreased 2.1%, following a 4.2% increase in the same period last year.

Gross profit increased 11.6% to $555.6 million in fiscal 2019 from $497.7 million in fiscal 2018.  Gross margin decreased 60 basis points to 39.5% in fiscal 2019 from 40.1% in fiscal 2018.  The decrease in gross margin was due to higher supply chain costs as a percentage of net sales.  Merchandise margin was consistent with the prior year.

Operating income increased 6.0% to $171.9 million in fiscal 2019 compared with $162.1 million in fiscal 2018. Included in operating income in fiscal 2019 is $1.0 million of income related to a gain from an insurance settlement.  Excluding this gain, adjusted operating income(1) increased 5.4% to $170.8 million in fiscal 2019.  As a percentage of net sales, adjusted operating income(1)  decreased 100 basis points to 12.1% in fiscal 2019 from 13.1% in fiscal 2018 primarily due to the decrease in gross margin and deleveraging of both selling, general and administrative expenses and depreciation and amortization expenses.

Net income increased to $141.1 million, or $2.14 per diluted share, in fiscal 2019 from $135.0 million, or $2.05 per diluted share, in fiscal 2018.  Diluted earnings per share in fiscal 2019 and fiscal 2018 included a benefit of $0.17 and $0.22, respectively, due to excess tax benefits related to stock-based compensation.  Adjusted net income(1), which excludes these benefits, the after-tax gain on the insurance settlement in fiscal 2019 and the after-tax loss on extinguishment of debt in fiscal 2018, increased 7.1% to $129.1 million, or $1.96 per diluted share, in fiscal 2019 from $120.5 million, or $1.83 per diluted share, in fiscal 2018.

Adjusted EBITDA (1) increased 6.7% to $196.0 million in fiscal 2019 compared with $183.7 million in fiscal 2018.

Balance Sheet and Cash Flow Highlights

The Company's cash balance as of the end of fiscal 2019 was $90.0 million compared with $51.9 million as of the end of 2018.  The Company had no borrowings outstanding under its $100 million revolving credit facility and $90.8 million of availability under the facility as of the end of fiscal 2019. The Company ended the period with total borrowings, consisting solely of finance lease obligations, of $0.8 million compared with total borrowings of $0.7 million as of the end of fiscal 2018.

Inventories as of the end of fiscal 2019 increased 13.1% to $335.2 million compared with $296.4 million as of the end of fiscal 2018, primarily due to new store growth and timing of deal flow.

Capital expenditures in fiscal 2019, primarily for investments in the continued build-out of the Company’s third distribution center and new stores, totaled $77.0 million.  Capital expenditures in fiscal 2018 were $74.2 million, reflecting the Company’s approximate $42 million purchase of 12 former Toys R Us store sites, new stores and initial investments in the aforementioned distribution center.  In fiscal 2019, these former Toys R Us store sites were sold in a sale-leaseback transaction in which the Company received approximately $42 million in proceeds.

Conference Call Information

A conference call to discuss fiscal 2019 fourth quarter and full-year financial results is scheduled for today, March 19, 2020, at 4:30 p.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (800) 219-7052 or (574) 990-1029 and using conference ID #5626797.  Interested parties can also listen to a live webcast or replay of the conference call by logging on to the investor relations section on the Company’s website at http://investors.ollies.us/.  The replay of the conference call webcast will be available at the investor relations website for one year.

About Ollie’s

We are a highly differentiated and fast growing, extreme value retailer of brand name merchandise at drastically reduced prices. We are known for our assortment of merchandise offered as Good Stuff Cheap®.  We offer name brand products, Real Brands! Real Bargains!®, in every department, including housewares, food, bed and bath, books and stationery, floor coverings, electronics, toys, health and beauty aids and other categories.  We currently operate 354 stores in 25 states throughout the eastern half of the United States. For more information, visit www.ollies.us.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections, the outlook for the Company’s future business, prospects, financial performance, including our fiscal 2020 business outlook or financial guidance, and industry outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including, but not limited to, legislation, national trade policy, and the following: our failure to adequately procure and manage our inventory or anticipate consumer demand; changes in consumer confidence and spending; risks associated with intense competition; our failure to open new profitable stores, or successfully enter new markets, on a timely basis or at all; the risks associated with doing business with international manufacturers and suppliers including, but not limited to, potential increases in tariffs on imported goods; outbreak of viruses or widespread illness, including the novel coronavirus; our failure to hire and retain key personnel and other qualified personnel; our inability to obtain favorable lease terms for our properties; the failure to timely acquire, develop and open, the loss of, or disruption or interruption in the operations of, our centralized distribution centers; fluctuations in comparable store sales and results of operations, including on a quarterly basis; risks associated with our lack of operations in the growing online retail marketplace; risks associated with litigation, the expense of defense, and potential for adverse outcomes; our inability to successfully develop or implement our marketing, advertising and promotional efforts; the seasonal nature of our business; risks associated with the timely and effective deployment, protection, and defense of computer networks and other electronic systems, including e-mail; changes in government regulations, procedures and requirements; and our ability to service indebtedness and to comply with our financial covenants together with each of the other factors set forth under “Risk Factors” in our filings with the United States Securities and Exchange Commission (“SEC”). Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Ollie’s undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.  You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and SEC filings.

Investor Contact:
Jean Fontana
ICR
646-277-1214
Jean.Fontana@icrinc.com

Media Contact:
Tom Kuypers
Senior Vice President – Marketing & Advertising
717-657-2300
tkuypers@ollies.us

Ollie’s Bargain Outlet Holdings, Inc.

Condensed Consolidated Statements of Income

(In thousands except for per share amounts)

(Unaudited)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019

Net sales	$422,431	$393,934	$1,408,199	$1,241,377
Cost of sales	256,891	237,205	852,610	743,726
Gross profit	165,540	156,729	555,589	497,651
Selling, general and administrative expenses	94,897	88,996	356,060	312,790
Depreciation and amortization expenses	3,895	3,133	14,582	11,664
Pre-opening expenses	2,161	2,683	13,092	11,143
Operating income	64,587	61,917	171,855	162,054
Interest (income) expense, net	(219)	73	(878)	1,261
Loss on extinguishment of debt	-	50	-	150
Income before income taxes	64,806	61,794	172,733	160,643
Income tax expense	14,519	11,900	31,603	25,630
Net income	$50,287	$49,894	$141,130	$135,013
Earnings per common share:
Basic	$0.80	$0.79	$2.23	$2.16
Diluted	$0.77	$0.76	$2.14	$2.05
Weighted average common shares outstanding:
Basic	62,980	62,915	63,214	62,568
Diluted	65,347	66,038	65,874	65,905

Percentage of net sales(1)
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	60.8	60.2	60.5	59.9
Gross profit	39.2	39.8	39.5	40.1
Selling, general and administrative expenses	22.5	22.6	25.3	25.2
Depreciation and amortization expenses	0.9	0.8	1.0	0.9
Pre-opening expenses	0.5	0.7	0.9	0.9
Operating income	15.3	15.7	12.2	13.1
Interest (income) expense, net	(0.1)	0.0	(0.1)	0.1
Loss on extinguishment of debt	—	0.0	—	0.0
Income before income taxes	15.3	15.7	12.3	12.9
Income tax expense	3.4	3.0	2.2	2.1
Net income	11.9%	12.7%	10.0%	10.9%

(1) Components may not add to totals due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

Assets	February 1, 2020	February 2, 2019
Current assets:
Cash and cash equivalents	$89,950	$51,941
Inventories	335,181	296,407
Accounts receivable	2,840	570
Prepaid expenses and other assets	5,568	9,579
Total current assets	433,539	358,497
Property and equipment, net	132,084	119,052
Operating lease right-of-use assets(1)	348,732	-
Goodwill	444,850	444,850
Trade name and other intangible assets, net	230,559	232,304
Other assets	2,532	4,300
Total assets	$1,592,296	$1,159,003
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$273	$238
Accounts payable	63,223	77,431
Income taxes payable	3,906	7,393
Current portion of operating lease liabilities(1)	52,847	-
Accrued expenses and other	56,732	65,934
Total current liabilities	176,981	150,996
Revolving credit facility	-	-
Long-term debt	527	441
Deferred income taxes	59,401	55,616
Long-term operating lease liabilities(1)	296,496	-
Other long-term liabilities	6	9,298
Total liabilities	533,411	216,351
Stockholders’ equity:
Common stock	64	63
Additional paid-in capital	615,350	600,234
Retained earnings	483,571	342,441
Treasury - common stock	(40,100)	(86)
Total stockholders’ equity	1,058,885	942,652
Total liabilities and stockholders’ equity	$1,592,296	$1,159,003

(1)
In the first quarter of fiscal 2019, the Company adopted ASU 2016-02, Leases, which pertains to accounting for leases.  Under the new standard, lessees are required to recognize right-of-use assets and lease liabilities on the balance sheet for all leases.  The Company adopted this standard using a modified retrospective transition method and elected the option to not restate comparative periods.

Ollie’s Bargain Outlet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Net cash provided by operating activities	$91,072	$79,169	$105,344	$126,079
Net cash used in investing activities	(12,323)	(11,198)	(34,124)	(73,848)
Net cash provided by (used in) financing activities	1,100	(16,766)	(33,211)	(39,524)
Net increase in cash and cash equivalents	79,849	51,205	38,009	12,707
Cash and cash equivalents at the beginning of the period	10,101	736	51,941	39,234
Cash and cash equivalents at the end of the period	$89,950	$51,941	$89,950	$51,941

Ollie’s Bargain Outlet Holdings, Inc.

Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

(Dollars in thousands)

(Unaudited)

The Company reports its financial results in accordance with GAAP.  We have included the non-GAAP measures of adjusted operating income, EBITDA, adjusted EBITDA, adjusted net income and adjusted net income per diluted share in this press release as these are key measures used by our management and our board of directors to evaluate our operating performance and the effectiveness of our business strategies, make budgeting decisions, and evaluate compensation decisions.  Management believes it is useful to investors and analysts to evaluate these non-GAAP measures on the same basis as management uses to evaluate the Company’s operating results. We believe that excluding items that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude from net income and net income per diluted share, enhances the comparability of our results and provides a better baseline for analyzing trends in our business.

The tables below reconcile the most directly comparable GAAP measure to non-GAAP financial measures: operating income to adjusted operating income, net income to adjusted net income, net income per diluted share to adjusted net income per diluted share, and net income to EBITDA and adjusted EBITDA.

Adjusted operating income excludes a gain associated with an insurance settlement. Adjusted net income and adjusted net income per diluted share exclude excess tax benefits related to stock-based compensation, the after-tax gain associated with the insurance settlement and the after-tax loss on extinguishment of debt, all of which may not occur with the same frequency or magnitude in future periods. We define EBITDA as net income before net interest expense, loss on extinguishment of debt, depreciation and amortization expenses and income taxes. Adjusted EBITDA represents EBITDA as further adjusted for the non-cash items of stock-based compensation expense and certain purchase accounting items as well as the aforementioned gain from an insurance settlement.

Non-GAAP financial measures should be viewed as supplementing, and not as an alternative to or substitute for, the Company’s financial results prepared in accordance with GAAP. Certain of the items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the Company's financial position, results of operations and cash flows and should therefore be considered in assessing the Company's actual financial condition and performance. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies.

Reconciliation of GAAP operating income to adjusted operating income

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Operating income	$64,587	$61,917	$171,855	$162,054
Gain from insurance settlement	(464)	-	(1,029)	-
Adjusted operating income	$64,123	$61,917	$170,826	$162,054

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

 (In thousands except for per share amounts)

 (Unaudited)

Reconciliation of GAAP net income to adjusted net income

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Net income	$50,287	$49,894	$141,130	$135,013
Gain from insurance settlement	(464)	-	(1,029)	-
Loss on extinguishment of debt	-	50	-	150
Adjustment to provision for income taxes (1)	118	(13)	262	(38)
Excess tax benefits related to stock-based compensation (2)	(1,262)	(2,947)	(11,230)	(14,599)
Adjusted net income	$48,679	$46,984	$129,133	$120,526

(1)
The effective tax rate used for the adjustment to the provision for income taxes was the normalized effective tax rate in the quarter in which the related costs (gain from an insurance settlement and loss on extinguishment of debt) were incurred.

(2)	Amount represents the impact from the recognition of excess tax benefits pursuant to Accounting Standards Update 2016-09, Stock Compensation.

Reconciliation of GAAP net income per diluted share to adjusted net income per diluted share

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Net income per diluted share	$0.77	$0.76	$2.14	$2.05
Adjustments as noted above, per dilutive share:
Gain from insurance settlement, net of taxes	(0.01)	-	(0.01)	-
Loss on extinguishment of debt, net of taxes	0.00	0.00	0.00	0.00
Excess tax benefits related to stock-based compensation	(0.02)	(0.04)	(0.17)	(0.22)
Adjusted net income per diluted share (1)	$0.74	$0.71	$1.96	$1.83

Diluted weighted-average common shares outstanding	65,347	66,038	65,874	65,905

 (1) Totals may not foot due to rounding.

Ollie’s Bargain Outlet Holdings, Inc.
Supplemental Information

Reconciliation of GAAP to Non-GAAP Financial Measures

 (Dollars in thousands)

(Unaudited)

Reconciliation of GAAP net income to EBITDA and adjusted EBITDA

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019
Net income	$50,287	$49,894	$141,130	$135,013
Interest (income) expense, net	(219)	73	(878)	1,261
Loss on extinguishment of debt	-	50	-	150
Depreciation and amortization expenses	4,725	3,885	17,853	14,343
Income tax expense	14,519	11,900	31,603	25,630
EBITDA	69,312	65,802	189,708	176,397
Gain from insurance settlement	(464)	-	(1,029)	-
Non-cash stock-based compensation expense	447	1,899	7,302	7,291
Non-cash purchase accounting items	-	(1)	-	(2)
Adjusted EBITDA	$69,295	$67,700	$195,981	$183,686

 Key Statistics

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	52 Weeks Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019

Number of stores open at beginning of period	345	297	303	268
Number of new stores	-	6	42	37
Number of closed stores	-	-	-	(2)
Number of stores open at end of period	345	303	345	303

Average net sales per store (in thousands) (1)	$1,220	$1,302	$4,234	$4,330
Comparable stores sales change	(4.9)%	5.4%	(2.1)%	4.2%
Comparable store count – end of period	288	260	288	260

(1)	Average net sales per store represents the weighted average of total net weekly sales divided by the number of stores open at the end of each week for the respective periods presented.